EXHIBIT 10.1
Execution Version

SEPARATION AND CONSULTING AGREEMENT
This Separation and Consulting Agreement (this “Agreement”), dated as of March 30, 2014, is made by and between CDI Corp., a Pennsylvania corporation (the “Company”) and H. Paulett Eberhart (“Executive”).
Recitals
WHEREAS, Executive is currently employed as the Company’s President and Chief Executive Officer; and
WHEREAS, Executive desires to resign from her employment relationship with the Company; and
WHEREAS, the Company desires to continue to benefit from Executive’s expertise, experience and knowledge of the Company and its subsidiaries and to ensure Executive’s provision of consulting services under the terms and conditions of this Agreement; and
WHEREAS, Executive agrees to provide consulting services to the Company on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the Company and Executive hereby agree as follows:
1.         Termination of Employment
(a)     General. Effective as of the date hereof (the “Separation Date”), Executive hereby resigns from (i) her positions as President and Chief Executive Officer of the Company, (ii) the Board of Directors of the Company (the “Board”) and (iii) all other positions that she holds with the Company or any of its subsidiaries, including, without limitation, any director, trustee or similar positions.
(b)    Accrued Benefits. Following the Separation Date, the Company shall pay Executive all earned but unpaid base salary through the Separation Date and Executive shall be entitled to receive any vested benefits as of the Separation Date in accordance with, and subject to, the terms of the applicable Company (and/or subsidiary) employee benefit plans. Except as otherwise specifically provided in the immediately preceding sentence, from and after the Separation Date, Executive shall cease to have any right to compensation or benefits from the Company or any of its subsidiaries relating to her employment with the Company or its subsidiaries or the termination thereof. Executive specifically acknowledges that her 2013 annual bonus was paid to her prior to the Separation Date.
(c) Equity Awards. All unvested Company equity awards held by Executive as of the Separation Date shall be immediately forfeited with no consideration due to Executive (provided that the unvested portion of the time-vested deferred stock award granted to Executive by the Company on March 1, 2011 covering 13,358 shares shall vest on the Separation Date).

2.    Consulting Relationship

(a)     Consulting Services. Executive shall serve as a consultant to the Company during the period beginning on the Separation Date and ending on December 31, 2014 (the “Consulting Term”). In such capacity, Executive shall be required to devote a reasonable and appropriate amount of her business time in the performance of such consulting services, in all cases, as the Chief

Executive Officer and/or the Board may reasonably request, with respect to (a) any aspect of the business, organization or operations of the Company and/or any subsidiary thereof (and related strategies or tactics), (b) investor relations and/or (c) general financial, economic, organizational and operational advice and matters, strategies and tactics related thereto (the “Consulting Services”). The Consulting Services shall be provided upon reasonable notice and at reasonable times, and may be provided remotely or telephonically, unless the Chief Executive Officer or the Board determines that it is desirable for Executive to provide such Consulting Services in person and/or at a particular location.

(b)     Independent Contractor. Executive acknowledges that her employment with the Company and its subsidiaries ceased as of the Separation Date and that in providing the Consulting Services, she shall at all times be an independent contractor (and not an employee) of the Company. Executive acknowledges and agrees that she shall be solely responsible for her actions and inactions in providing the Consulting Services and shall not make any representations to being an employee or agent of the Company or any of its subsidiaries. Executive further acknowledges and agrees that, on and after the Separation Date, she shall no longer be entitled to participate in, or accrue benefits under, any employee benefit plan (including, without limitation, any health, dental, life insurance, disability or retirement plan) maintained by the Company or any of its affiliates, notwithstanding any determination by any regulatory agency or court that Executive is a common law employee of the Company, or any provision in any such plan to the contrary.

3.         Compensation.

(a)     Fee for Consulting Service. During the Consulting Term, subject to Executive’s compliance with Section 2(a) above, Executive shall receive an amount equal to $64,583.33 per month (pro-rated for any partial month worked), payable in arrears on a bi-weekly basis.
(b)     Expense Reimbursement. The Company shall reimburse Executive for all reasonable and itemized out-of-pocket business expenses incurred by Executive in connection with her provision of the Consulting Services, provided such expenses are properly reported to the Company in accordance with its policies and procedures (as in effect from time to time).
(c)    New TVDS Award. In consideration for Executive’s performance of the Consulting Services, the Company shall grant to Executive a time-vested deferred stock award covering 20,000 shares of Common Stock in accordance with the grant agreement attached hereto as Exhibit A (the “New TVDS Award”).
(d)    Termination. Upon the expiration of the Consulting Term (i.e, December 31, 2014), the Company’s sole obligation to Executive shall be to pay to Executive any earned but unpaid portion of the consulting fee described in Section 3(a) above through December 31, 2014, plus any unreimbursed business expenses incurred through December 31, 2014 that are otherwise reimbursable under Section 3(b) above.
4.         No Other Compensation. Other than the compensation provided in Sections 1 and 3, Executive shall not be entitled to receive any payments, benefits or other compensation from the Company or any of its affiliates.

5.         General Release.

(a)     Release. In consideration for the compensation and other benefits set forth in Section 3 of this Agreement, and for other good and valuable consideration, Executive, on behalf of Executive, Executive’s heirs, estate, executors, administrators, agents, beneficiaries, trustees, legal and other

12139922.4.TAX

representatives, successors and assigns, hereby irrevocably and unconditionally releases, acquits and forever discharges the Company, its parent, subsidiaries or any related companies, and any of its or their officers, directors, principals, shareholders, employees, agents, employee benefit plans (including the administrators and fiduciaries thereof) or representatives (collectively “Releasees”), from any and all charges, promises, actions, causes of action, covenants, contracts, controversies, agreements, complaints, claims, liabilities, obligations, suits, demands, grievances, arbitrations, costs, losses, debts and expenses, including attorney’s fees, of any nature whatsoever (hereinafter “Claims”), known or unknown, foreseen or unforeseen, which Executive has or may have against Releasees, or any of them, arising at any time prior to and including the date Executive signs this Agreement. The Claims covered by this general release include, without limitation, (i) any and all Claims which relate directly or indirectly to Executive’s employment with Company or her separation from that employment; (ii) any and all Claims, whether statutory, at common law or otherwise, for wrongful termination of employment, breach of contract, detrimental reliance, promissory estoppel, infliction of emotional distress, defamation, fraud, misrepresentation or any other tort; and (iii) any and all Claims under the laws of the United States, the Commonwealth of Pennsylvania or any other state, or any local jurisdiction, for discrimination based upon sex, race, age, national origin, religion, handicap, disability, retaliation, or on any other basis, including, without limitation, all Claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Pennsylvania Human Relations Act, the Philadelphia Fair Practices Ordinance, and any related federal, state or local laws otherwise covering Executive’s employment and the separation therefrom.
(b)     Acknowledgment. Executive agrees and acknowledges that this Section 5 constitutes a knowing and voluntary waiver of all rights or Claims Executive may have as of the date Executive signs this Agreement and that Executive has no physical or mental impairment of any kind which has interfered with her ability to read and understand the meaning of this Agreement or its terms.
(c)     Covenant not to Sue. Executive agrees and covenants not to file, initiate, join, or accept any relief in any lawsuit (either individually, with others, or as part of a class), in any forum, pleading, raising, or asserting any Claim(s) barred or released by Section 5 of this Agreement. Executive agrees and acknowledges that, in the event that she breaches any obligation under this Section 5, then (i) the New TVDS Award (and any shares acquired upon the settlement thereof and proceeds received upon the sale of any such shares) shall be immediately forfeited and repaid to the Company and (ii) Executive will be obligated to repay the Company any amounts paid under Section 3 above and to reimburse the applicable Releasees for their reasonable costs and attorney’s fees incurred in defending against those Claims that are found to be barred by this Agreement. Notwithstanding the foregoing, nothing in this Section 5(c) or this Agreement shall preclude Executive from challenging the validity of the release in this Section 5 under the requirements of the Age Discrimination in Employment Act (“ADEA”), and Executive shall not be responsible for reimbursing the attorney’s fees and costs of the Releasees, or repaying any amounts paid under Section 3, in connection with such a challenge to the validity of the release, nor shall the New TVDS Award (or any shares or proceeds relating thereto) be forfeited in connection with such a challenge. However, Executive acknowledges that the release contained in this Agreement applies to all Claims she has under the ADEA, and that, unless the release is held to be invalid, all of her Claims under the ADEA shall be extinguished.
(d) Review and Revocation Rights. Executive is hereby advised to consult with counsel before executing this Agreement. Executive hereby acknowledges and understands that she has the right to consider this Agreement, including the general release contained in this Section 5, for a period of twenty-one (21) days prior to execution. Executive further acknowledges and understands that for seven (7) days following her execution of this Agreement, Executive may revoke this Agreement by providing written notice to the Company at the address provided below in Section 7(h), provided

12139922.4.TAX

that such revocation shall have no impact on Executive’s resignation described in Section 1(a), which is effective immediately. This Agreement shall not become effective or enforceable until the seven-day revocation period has expired without revocation (such date, the “Effective Date”), provided that Section 1(a) of this Agreement is effective immediately. Executive represents and acknowledges that she has read the Agreement, understands its terms and has entered into this Agreement freely and voluntarily. The release contained in this Section 5 shall not be deemed void or voidable by claims of duress, deception, mistake of fact, or otherwise.
(e) Subsequent Execution of General Release. Following the expiration of the Consulting Term, Executive is required to execute a general release of claims in form and substance substantially similar to Section 5(a)-(d), such that such release is effective, with all revocation periods having expired unexercised, within 60 days after the date of the termination of the Consulting Term. In addition to any other legal and equitable remedies that the Company may have if Executive fails to execute such release (or if Executive executes, but revokes, such release), the New TVDS Award shall be immediately forfeited.
6.         Continuing Obligations. Executive acknowledges and agrees that her obligations under Section 10 of the Employment Agreement between Executive and the Company, dated as of January 10, 2011 (the “Employment Agreement”) (which Section 10 is hereby incorporated in its entirety by reference) shall continue to apply in accordance with the terms of such provisions; provided, however, that the non-competition and non-solicitation restrictions set forth in Section 10(j) of the Employment Agreement shall be extended to apply from the Separation Date through December 31, 2014. Furthermore, this Agreement shall constitute notice to Executive that the Company has elected to make Section 10(i) of the Employment Agreement applicable from and after the date of this Agreement, and Executive and the Company agree to such application.
7.         Miscellaneous.
(a)     Code Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the parties hereto agree to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply therewith and without resulting in any increase in the amounts owed hereunder by the Company (provided that neither the Company nor any of its affiliates shall have any liability to Executive for any taxes, penalties or interest imposed on Executive under Code Section 409A). Notwithstanding any other provision of this Agreement to the contrary, if Executive is a “specified employee” within the meaning of Code Section 409A and the regulations issued thereunder, and a payment or benefit provided for in this Agreement would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after Executive’s “separation from service” (within the meaning of Code Section 409A), then such payment or benefit required under this Agreement shall not be paid (or commence) during the six-month period immediately following Executive’s separation from service except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six-month period and which would have incurred such additional tax under Code Section 409A shall instead be paid to Executive in a lump-sum cash payment on the earlier of (i) the first regular payroll date of the seventh month following Executive’s separation from service or (ii) the 10th business day following Executive’s death. No reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit and the amount available for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount available for reimbursement, or in-kind benefits to be provided, in a subsequent calendar year. Any reimbursement to which Executive is entitled hereunder shall be made no later than the last day of the calendar year following the calendar year in which such expenses were incurred.

12139922.4.TAX

(b)     Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be held invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement or the application of any such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, scope, activity or subject, it shall be construed by limiting and reducing it, so as to be valid and enforceable to the extent compatible with the applicable law or the determination by a court of competent jurisdiction.
(c)     Governing Law; Exclusive Choice of Forum. The implementation and interpretation of this Agreement shall be governed by and enforced in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to the conflicts of law provisions thereof. The parties hereby submit to the exclusive jurisdiction of, and waive any venue objections against, the United States District Court for the Eastern District of Pennsylvania and the state and local courts of the Commonwealth of Pennsylvania, Philadelphia County, for any litigation arising out of this Agreement.
(d)     Binding Effect and Assignability. The rights and obligations of both parties under this Agreement shall inure to the benefit of and shall be binding upon their heirs, successors and assigns. Executive’s rights under this Agreement shall not, in any voluntary or involuntary manner, be assignable and may not be pledged or hypothecated without the prior written consent of the Company.
(e)     Counterparts; Section Headings. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The section headings of this Agreement are for convenience of reference only.
(f)     Entire Agreement. This instrument constitutes the entire agreement with respect to the subject matter hereof between the parties hereto and, except as specified herein, replaces and supersedes as of the date hereof any and all prior oral or written agreements and understandings between the parties hereto, including, without limitation, the Employment Agreement; provided, however, that (i) as provided below, certain provision of the Employment Agreement shall continue to be in effect, (ii) except as modified by this Agreement, the terms of any Company equity plan, award agreements granted thereunder and equity ownership policies shall remain in effect and (iii) any compensation clawback provision shall continue to apply in accordance with its terms. Executive and the Company acknowledge that this Agreement is intended to embody a complete and final resolution of the employer-employee relationship between Executive and the Company. Executive further acknowledges and agrees that the payments and benefits described in this Agreement are all that she is entitled to receive from the Company, and that the Company shall have no liability or obligation to her in excess of such amounts. This Agreement may only be modified by an agreement in writing executed by both Executive and the Company.
(g)     Counsel. Executive acknowledges that she has been advised to consult with counsel concerning this Agreement, has had ample opportunity to consult with counsel of her own selection and has so consulted to the extent Executive determined to be necessary or appropriate.
(h)     Notices. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other parties or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
To the Company:
CDI Corporation
1717 Arch Street; 35th Floor

12139922.4.TAX

Philadelphia, PA 19103
Attention: Board of Directors
with a required copy to:
CDI Corporation
1717 Arch Street; 35th Floor
Philadelphia, PA 19103
Attention: General Counsel

To Executive:
At her address in the Company’s records,
or to such other address as either of such parties may designate in a written notice served upon the other party in the manner provided herein. All notices required or permitted hereunder shall be deemed duly given and received when delivered by hand, if personally delivered; on the third day next succeeding the date of mailing if sent by certified or registered first-class mail; and on the next business day, if timely delivered to an air courier guaranteeing overnight delivery.
(i)     Survival. Sections 1, 2(b), 3(d), 4, 5, 6 and 7 shall survive the termination of this Agreement, as well as the termination of Executive’s services hereunder. In addition, in accordance with the terms of the Employment Agreement, Sections 9, 10 (as modified herein) and 11 through and including 20 of the Employment Agreement shall survive the termination of the Employment Agreement, as well as the termination of Executive’s employment thereunder and services hereunder.
(j)     Certain Waivers. Executive hereby waives her right to have received notice of any Board meeting that occurred on or prior to the date of this Agreement with respect to which notice of such meeting was not provided to Executive.
(k)    Taxes. The Company shall have the right to withhold from any amounts payable hereunder any federal, state, local or other taxes that the Company determines are required to be withheld.
[Signature Page Follows]

12139922.4.TAX

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Separation Date.

CDI CORP.

/s/ Michael J. Emmi
By:	Michael J. Emmi
Title:	Chm. Compensation Committee
Board of Directors

H. PAULETT EBERHART

/s/ H. Paulett Eberhart

12139922.4.TAX

EXHIBIT A
TVDS AWARD

12139922.4.TAX

Execution Version

CDI Corp.

TIME-VESTED DEFERRED STOCK AGREEMENT

1. Grant of Time-Vested Deferred Stock. The Company hereby grants to Paulett Eberhart (the "Recipient") 20,000 shares of Time-Vested Deferred Stock. This grant is subject to the terms, definitions and provisions of the Plan, which is incorporated herein by reference. In the event of a conflict between the terms of this Agreement and the Plan, the Plan will prevail.
2. Definitions.
(a)“Award” means the award of Time-Vested Deferred Stock granted herein.
(b)    “Board” means the Board of Directors of CDI Corp.
(c)    “CDI Stock” means CDI Corp. common stock, par value $.10 per share.
(d)    “Committee” means the Compensation Committee of the Board or its successor.
(e)    “Company,” as the context requires, means CDI Corp. or CDI Corp. and its subsidiaries.
(f)    “Consulting Agreement” means that certain Separation and Consulting Agreement between the Company and the Recipient, dated as of March 30, 2014.
(g)    “Date of Grant” means March 30, 2014.
(h)     “Fair Market Value” means the closing price of actual sales of CDI Stock on the New York Stock Exchange composite tape on a given date or, if there are no such sales on such date, the closing price of CDI Stock on such Exchange on the last preceding date on which there was a sale.
(i)    “Plan” means the CDI Corp. Amended and Restated 2004 Omnibus Stock Plan.
3. Vesting. The Award will vest in full on December 31, 2014 if, and only if, both of the following two conditions are satisfied: (i) the Recipient has satisfactorily complied with all of her obligations under the Consulting Agreement; and (ii) the Fair Market Value of one share of CDI Stock on December 31, 2014 equals or exceeds $19.20 (subject to adjustment to reflect changes in capitalization, as described in Article 12 of the Plan). If either of the conditions in the immediately preceding sentence are not satisfied, then the Award shall be immediately forfeited with no consideration due to the Recipient. For all shares of Time-Vested Deferred Stock in which the Recipient becomes vested, a stock certificate representing an equal number of shares of CDI Stock will be delivered to the Recipient within 30 days after such shares vest, or if the Recipient chooses, the shares of CDI Stock may be issued in book entry form within such 30 day period. The Recipient’s death shall not impact the ability of the Award to become vested.

4. Tax Withholding. The number of shares of CDI Stock to be delivered to the Recipient upon vesting of the Time-Vested Deferred Stock shall be reduced by the number of shares having a

Fair Market Value equal to all taxes (including, without limitation, federal, state, local or foreign income or payroll taxes), if any, determined by the Company to be required by law to be withheld by the Company in connection with the settlement of the Time-Vested Deferred Stock. The portion of any shares of CDI Stock withheld pursuant to the applicable tax laws shall be determined by using the Fair Market Value of CDI Stock on the date of settlement and applying the minimum required tax withholding rates.

5. Nontransferablity of the Grant. The Time-Vested Deferred Stock may not be transferred, in whole or in part, except by will or the applicable laws of descent and distribution.
6. Stock Ownership Requirements. If the Recipient is subject to any stock ownership requirements imposed by the Company, those requirements may limit the Recipient's ability to sell or otherwise transfer some or all of the shares of CDI Stock acquired by the Recipient upon the vesting of the Time-Vested Deferred Stock.
7. Awards Policy. This Award is subject to the terms and conditions of the Policy on Cash Bonus Awards and Equity Awards Clawback for CDI Corp. and its Related Companies.
8. Restrictive Covenants. The Recipient acknowledges and agrees that she remains subject to and bound by the restrictive covenants set forth in her Employment Agreement (as defined in, and as modified by, the Consulting Agreement).

9. Compliance with Laws. All shares of CDI Stock issued hereunder to the Recipient or her personal representative shall be transferred in accordance with all applicable laws, regulations or listing requirements of any national securities exchange, and the Company may take all actions necessary or appropriate to comply with such requirements including, without limitation, restricting (by legend or otherwise) such CDI Stock as shall be necessary or appropriate, in the opinion of counsel for the Company, to comply with applicable federal and state securities laws, including Rule 16b-3 (or any similar rule) of the Securities and Exchange Commission, and postponing the issuance or delivery of any shares of CDI Stock. Notwithstanding any provision in this Agreement to the contrary, the Company shall not be obligated to issue or deliver any shares of CDI Stock if such action violates any provision of any law or regulation of any governmental authority or any national securities exchange. The Company may also condition delivery of certificates for shares of CDI Stock upon the prior receipt from the Recipient of any undertakings that it determines are required to ensure that the certificates are being issued in compliance with federal and state securities laws.
10. Rights Prior to Issuance of Certificates. Neither the Recipient nor any person to whom the Recipient’s rights shall have passed by will or by the laws of descent and distribution shall have any of the rights of a shareholder with respect to any shares of Time-Vested Deferred Stock or any shares of CDI Stock issuable upon vesting of the Time-Vested Deferred Stock until the date of issuance to the Recipient of a certificate for shares of CDI Stock. For the avoidance of doubt, no dividends or dividend equivalent shall be paid with respect to the Award.
11. Interpretation. The Committee shall have the sole power to interpret this Agreement and to resolve any disputes arising hereunder.
12. Acknowledgement. The Recipient acknowledges receipt of a copy of the Plan and certain information related thereto and represents that she is familiar with the terms and provisions thereof, and hereby accepts this Agreement subject to all of the terms and provisions of the Plan. The Recipient has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of independent counsel prior to executing this Agreement and fully understands all provisions relating to this Agreement. In addition, by entering into this Agreement and accepting this Award, the Recipient acknowledges that: (a) the Award is a one-time benefit and does not create any contractual or other right to receive future grants, awards or other benefits in lieu of grants; (b) the Recipient’s participation in the Plan is voluntary; (c) this Award is not part of normal or expected compensation for any purpose, including without limitation for calculating any benefits, severance, termination, bonuses, retirement benefits or similar payments; and (d) the future value of CDI Stock is unknown and cannot be predicted, and the Recipient is not, and will not, rely on any representation by the Company or any of its personnel regarding the future value of CDI Stock.

13. Execution of this Agreement. If the Recipient does not sign and return this Agreement, the Company is not obligated to provide the Recipient with any benefit hereunder and may refuse to issue shares of CDI Stock to the Recipient in connection with this Award. If the Recipient receives any shares of CDI Stock in connection with this Award but has not signed and returned this Agreement, she will be deemed to have accepted and agreed to the terms set forth herein. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement. Any signature delivered by facsimile, scanned pages or other means of electronic transmission shall have the same force and effect as an original signature.

[signature page follows]

IN WITNESSETH, WHEREOF, each of the Company and Recipient have executed and delivered this Agreement, as of the date first written above.

CDI CORP.		RECIPIENT

By:	/s/ Michael J. Emmi	Signature:	/s/ Paulett Eberhart
Name:	Michael J. Emmi	Print Name:	Paulett Eberhart
Title:	Chm. Compensation Committee	Date:	March 30, 2014
Board of Directors